Exhibit 23.7
CONSENT OF GREENWICH ASSOCIATES LLC
We consent to the use in this Registration Statement of FXCM Inc. on Form S-1 of any extracts or information from Greenwich Associates, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.
Greenwich Associates LLC
/s/ Joe Herbert
Joe Herbert
Managing Director and Chief Operating Officer
Greenwich Associates LLC
September 1, 2010